Exhibit 99.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Employment Agreement”) is executed as of the Execution Date (as defined in Section 1 below) but made effective as of July 1, 2006, between RES-CARE, INC., a Kentucky corporation (the “Company”), and RALPH G. GRONEFELD, JR. (the “Employee”).
RECITALS:
     WHEREAS, the Company and Employee previously entered into that certain Employment Agreement dated August 3, 2005 and effective January 1, 2005 (the “Prior Agreement”);
     WHEREAS, Employee has been offered the additional position of President and Chief Executive Officer of the Company and Employee has agreed to accept such position;
     WHEREAS, in connection with the acceptance of such position, the Company wishes to offer the Employee a new long-term employment agreement which will supersede the Prior Agreement; and
     WHEREAS, the Company and the Employee have reached agreement on the terms and conditions of such agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:
1. Employment and Term. The Company hereby employs the Employee, and the Employee accepts such employment, upon the terms and conditions herein set forth for an initial term commencing effective July 1, 2006 (the “Commencement Date”), and ending on December 31, 2011, subject to earlier termination only in accordance with the express provisions of this Employment Agreement (“Initial Term”). At the option of the Company and with the consent of the Employee, this Employment Agreement may be extended for successive periods of one (1) year each (the “Additional Term(s)”) on the same terms and conditions. The Company’s option to extend this Employment Agreement for any Additional Term shall be exercisable by written notice to Employee no later than ninety (90) days prior to the end of the Initial Term or any then effective Additional Term. The Initial Term and any effective Additional Terms shall be collectively referred to as the “Term.” For purposes of this Employment Agreement, the term “Execution Date” shall mean the later of (i) the date this Employment Agreement is signed by the Employee and (ii) the date this Employment Agreement is signed on behalf of the Company.

2. Duties.
     (a) Employment as President and Chief Executive Officer of the Company. During the Term, the Employee shall serve as the President and Chief Executive Officer of the Company. During the Term, subject to the supervision and control of the Board of Directors of the Company (the “Board”), the Employee shall have the responsibility for management and oversight of the Company, its subsidiaries and all of the operations of the Company and its subsidiaries and shall perform such additional duties as may be prescribed from time to time by the Board, including, without limitation, serving as an officer or director of the Company and/or one or more subsidiaries or affiliates of the Company, if elected to such positions, without any additional salary or other compensation.
     (b) Time and Effort. The Employee shall devote his best efforts on a full-time basis and all of his business time, energies and talents exclusively to the business of the Company and to no other business during the Term of this Employment Agreement; provided, however, that subject to the restrictions in Section 7 hereof, the Employee may (i) invest his personal assets in such form or manner as will not require his services in the operation of the affairs of the entities in which such investments are made, (ii) subject to satisfactory performance of the duties described in Section 2(a) hereof, devote such time as may be reasonably required for him to continue to maintain his current level of participation in various civic and charitable activities, and (iii) subject to satisfactory performance of the duties described in paragraph 2(a) of this Employment Agreement, devote such time as may be reasonably required for him to serve as a director on various non-profit boards of directors. Any service by Employee during the Term on any for-profit boards of directors shall be subject to the prior approval of the Board.
     (c) Employee Certification of Eligibility. Not less frequently than annually and upon the termination of the Employee’s employment hereunder for any reason other than Employee’s death, the Employee shall execute and deliver to the Chairman of the Board (the “Chairman”) and/or any other authorized officer designated by the Company a certificate (ResCare Annual Employment Re-Certification Eligibility Form) confirming, to the best of the Employee’s knowledge, that the Employee remains eligible for employment with the Company. This same certificate will certify that the Employee has complied with applicable laws, regulations and Company policies regarding the provision of services to clients and billings to its paying agencies, Company policies on training, Drug and Alcohol-Free Program, Prohibition of Harassment, Affirmative Action Equal Employment Opportunity and Violence in the Workplace. This statement shall state that the Employee is not aware of any such violation by other employees, independent contractors, vendors, or other individuals performing services for the Company and its subsidiaries that they did not report as appropriate.

3. Compensation and Benefits.
     (a) Base Salary. The Company shall pay to the Employee during the Term an annual salary (the “Base Salary”), which initially shall be $400,000. The Base Salary shall be due and payable in substantially equal bi-weekly installments or in such other installments as may be necessary to comport with the Company’s normal pay periods for all employees.
     Provided that this Employment Agreement or Employee’s employment hereunder shall not have been terminated for any reason, the Base Salary shall be increased, effective as of the first day of each January, commencing January 1, 2007 by the greater of (i) five percent (5%), or (ii) the percentage by which the Consumer Price Index for all Urban Consumers (CPI-U), All-Items, 1982-1984=100, as published by the Bureau of Labor Statistics (the “CPI”) established for the month of December immediately preceding the date on which the adjustment is to be made exceeds the CPI published for the month of December of the immediately preceding year. If the Bureau of Labor Statistics suspends or terminates its publication of the CPI, the parties agree that a reasonably comparable price index shall be substituted for the CPI. Notwithstanding the foregoing, the Board may, in its discretion, suspend the increase provided for in this paragraph if the Company’s Net Income (as defined in paragraph (b) below) for the immediately previous year does not equal at least ninety percent (90%) of the Annual Net Income Target (as defined in paragraph (b) below) for such year.
     (b) Incentive Plan. Commencing January 1, 2006 and during the Term, the Employee shall be eligible for incentive compensation in accordance with the following incentive plan (the “Incentive Plan”). Shortly after the beginning of each calendar year, the Executive Compensation Committee of the Board (the “Compensation Committee”) will establish a target of the Company Net Income (as defined below) for such calendar year (the “Annual Net Income Target”). The Compensation Committee has previously established the Annual Net Income Target for the calendar year 2006. In no event shall Employee earn any amount under the Incentive Plan for any calendar year unless the actual Company Net Income for such calendar year equals or exceeds a threshold equal to ninety percent (90%) of the Annual Net Income Target for such calendar year. The threshold referred to in the immediately preceding sentence shall hereinafter be referred to as the “Annual Net Income Threshold.” Subject to the additional adjustments set forth in the immediately following sentence and in Section 3(c)(ii) hereof, for all purposes of this Employment Agreement, “Company Net Income” shall mean the net income of the Company and its subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied, as adjusted to exclude (x) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred by the Company and its subsidiaries other than in the ordinary course of business, including but not limited to losses or expenses resulting from redemptions or repayments of indebtedness, or modifications or amendments of the Company’s credit facility, in each case net of related tax benefit, and (y) other appropriate items as determined by the Compensation Committee. For purposes of determining whether the Annual Net Income Threshold is satisfied for the calendar year 2006 and determining the Financial

Performance Percentage (as defined below) for the calendar year 2006, in calculating Company Net Income as determined in the immediately preceding sentence there shall also be excluded (I) the losses incurred during the calendar year 2006 in connection with the cessation of operations of the Company and its subsidiaries in the District of Columbia and New Mexico, and (II) any charge or expense for the calendar year 2006 for the Awarded Shares (as defined in Section 3(c)(i) hereof), in each case described in clauses (I) and (II) net of related tax benefit. The amount payable under the Incentive Plan to Employee for each full calendar year during the Term shall equal the Base Salary actually paid to the Employee for such calendar year multiplied by the sum of the Quality Performance Percentage and the Financial Performance Percentage (as determined below) for such calendar year. The maximum percentages for the Quality Performance Percentage (the “Quality Maximum Performance Percentage”) and the Financial Performance Percentage (the “Financial Maximum Performance Percentage”) for the calendar year 2006 are fifty percent (50%) and fifty percent (50%), respectively. For each calendar year commencing after 2006, not later than March 15 of such calendar year, the Quality Maximum Performance Percentage shall be established by the Compensation Committee within a range of thirty percent (30%) and seventy percent (70%) and the Financial Maximum Performance Percentage shall be established by the Compensation Committee within a range of thirty percent (30%) and seventy percent (70%); provided that the sum of such percentages shall equal one hundred percent (100%) each calendar year. If the Compensation Committee shall not timely establish either or both of the Quality Maximum Performance Percentage or the Financial Maximum Performance Percentage for any calendar year, the respective percentages that were applicable for the prior calendar year shall apply for such calendar year.
     (i) The Quality Performance Percentage for each calendar year during the Term shall be equal to the sum of percentages that are each based upon the Company satisfying certain objectively determinable quality performance criteria in categories selected by the Compensation Committee for the respective calendar year. The Compensation Committee has previously established the quality performance criteria as well as the relative weight of the quality performance criteria for the calendar year 2006. For each calendar year, the relative weight of the quality performance criteria as well as the quality performance criteria may change for each calendar year and shall be established by the Compensation Committee at the same time as its establishment of the Quality Maximum Performance Percentage. If all of the quality performance criteria selected by the Compensation Committee are satisfied, the Quality Performance Percentage for such calendar year shall be equal to the Quality Maximum Performance Percentage for such calendar year. If none of the quality performance criteria selected by the Compensation Committee for the Company for the respective calendar year are satisfied, the Quality Performance Percentage for such calendar year shall be equal to zero. Notwithstanding anything in this Employment Agreement to the contrary, the Quality Performance Percentage shall be zero unless the actual Company Net Income for the respective calendar year equals or exceeds the Annual Net Income Threshold for such calendar year.

     (ii) The Financial Performance Percentage shall be determined for each calendar year during the Term based upon the Company and its subsidiaries having met or exceeded the Annual Net Income Threshold for such calendar year. Notwithstanding anything in this Employment Agreement to the contrary, the Financial Performance Percentage shall be zero unless the actual Company Net Income for the respective calendar year equals or exceeds the Annual Net Income Threshold for such calendar year. The Financial Performance Percentage for each calendar year shall be equal to the Financial Maximum Performance Percentage for such calendar year multiplied by the Net Income Factor (as determined below). The excess of the Annual Net Income Target over the Annual Net Income Threshold shall be referred to as the “Incentive Range.” The Net Income Factor for each calendar year shall be equal to: (A) sixty percent (60%), plus (B) (I) forty percent (40%), multiplied by (II) (a) the amount by which the actual Company Net Income for the calendar year exceeds the Annual Net Income Threshold (but not more than the Incentive Range), divided by (b) the Incentive Range.
After any target or percentage described in this paragraph (b) has been established by the Compensation Committee, as applicable, for any calendar year, such target or percentage shall not be increased or decreased for such calendar year for purposes of this paragraph (b) or for purposes of paragraph (c) of this Section 4. Any annual incentive earned by the Employee under the Incentive Plan for any calendar year during the Term shall be paid by the Company in cash to the Employee not later than the later of (x) seventy four (74) days after the end of the applicable calendar year or (y) the date of public release by the Company of the earnings of the Company and its subsidiaries for such calendar year. Any amounts earned by the Employee under the Incentive Plan shall be hereinafter referred to as the “Incentive Bonus.”
     (c) Stock Awards.
     (i) The shares of common stock of the Company awarded under this paragraph (c) (collectively, the “Awarded Shares”) shall be awarded pursuant to and, to the extent not expressly inconsistent herewith, governed by the Company stock option and incentive compensation plan as in effect as the effective date of the respective award (the “Stock Plan”). The number of Awarded Shares shall be adjusted in accordance with the terms of the Stock Plan for stock splits, stock dividends, recapitalizations and the like. Until and only to the extent the Awarded Shares shall vest as provided herein, all Awarded Shares owned by Employee shall be deposited by the Company’s transfer agent with the Secretary of the Company or the Secretary’s designee for the benefit of Employee. As and to the extent any Awarded Shares shall vest as provided herein, the Company will promptly deliver such vested shares to Employee free of the restrictions. Such delivery shall be, at Employee’s discretion, either in certificate form or by electronic delivery to Employee’s brokerage account. The Board reserves the right, in its discretion, to make additional awards to Employee in accordance with the terms of the Stock Plan from time to time during the Term.

     (ii) Contemporaneously with the execution of this Employment Agreement, the Compensation Committee and Employee have mutually agreed to a target level of Company Net Income for the twelve (12) month period ending June 30, 2007 (the “2007 Performance Period”) for purposes of determining whether the Company will award to Employee the Awarded Shares described in this subparagraph (ii). Such target level shall be referred to as the “Stock Award Net Income Threshold.” For purposes of determining whether the Stock Award Net Income Threshold is satisfied, in calculating Company Net Income as determined in the sixth sentence of Section 3(b) hereof there shall also be excluded (I) the losses incurred during the calendar quarters ending September 30, 2006 and December 31, 2006 in connection with the cessation of operations of the Company and its subsidiaries in the District of Columbia and New Mexico, and (II) any charge or expense for the 2007 Performance Period for the Awarded Shares, in each case described in clauses (I) and (II) net of related tax benefit. If the Company Net Income for the 2007 Performance Period (which shall be equal to the sum of the Company Net Income for the calendar quarters ending September 30, 2006 and December 31, 2006 as derived from the audited financial statements of the Company and its subsidiaries for the calendar year 2006 and the Company Net Income for the calendar quarters ending March 31, 2007 and June 30, 2007 as derived from the unaudited financial statements in the published reports for such calendar quarters of the Company and its subsidiaries on Form 10-Q) equals or exceeds the Stock Award Net Income Threshold, and provided that Employee shall continue to be employed hereunder as of June 30, 2007, then effective on the public release of the earnings of the Company and its subsidiaries for the calendar quarter ending June 30, 2007 and the certification by the Compensation Committee in writing that such Threshold has been satisfied for the 2007 Performance Period (which certification shall occur at the meeting of such Committee contemporaneous with the approval by the Board of the public release of the earnings of the Company and its subsidiaries for such calendar quarter), the Company shall award to Employee 300,000 shares of common stock of the Company, of which (A) 60,000 shares shall be immediately vested and (B) 240,000 shares shall be subject to vesting as provided below. Provided Employee shall continue to be employed hereunder, 60,000 of the Awarded Shares described in clause (B) of the preceding sentence shall vest on January 1 of each calendar year commencing January 1, 2008, with the final 60,000 of the Awarded Shares described in clause (B) of the preceding sentence vesting on January 1, 2011.
     (iii) Effective on the Execution Date, the Company shall award to Employee 100,000 shares of common stock of the Company, subject to vesting as provided below (the “Financial Performance Restricted Shares”). The Financial Performance Restricted Shares shall be considered “Awarded Shares” for purposes of this Employment Agreement. Contemporaneously with the execution of this Employment Agreement, the Compensation Committee and Employee have mutually agreed to a target level of Company Net Income for purposes of the vesting of the Financial Performance Restricted Shares. Such target level of Company Net Income shall be referred to as the “Restricted Stock Net Income Threshold.” If the Company Net Income for any calendar year during the Initial Term equals or exceeds the Restricted Stock Net Income Threshold and Employee shall continue to be employed hereunder as of the last day of such calendar year, all of the Financial Performance Restricted Shares shall vest effective upon the publication of the earnings of the Company and its subsidiaries for such calendar year and the certification by the Compensation Committee in writing that the foregoing Threshold was satisfied, which certification shall occur at the meeting of such Committee contemporaneous with the approval by the Board of the public release of the earnings of the Company and its subsidiaries for the calendar year in which such Threshold is satisfied. The Financial Performance Restricted Shares shall vest only once.
     (iv) Notwithstanding any provision in this paragraph (c) to the contrary, all of the Awarded Shares described in this paragraph (c) that have not been awarded (excluding for this purpose any Awarded Shares that have not been awarded by reason of the failure to satisfy the Stock Award Net Income Threshold) shall immediately be awarded and all of the Awarded Shares that have been awarded and not been previously vested shall immediately vest if Employee shall continue to be employed hereunder and (A) Employee shall die, (B) Employee shall be subject to a “Disability” (as defined below), or (C) a Change of Control (as defined below) has occurred with respect to the Company. The terms “Disability” and “Change of Control” for purposes of this subparagraph (iv) shall have the same meanings as those terms are given in the Stock Plan.
     (v) Nothing in this Employment Agreement shall alter or affect the restricted shares of the common stock previously awarded to Employee pursuant to the Prior Agreement. Such restricted shares shall continue to be governed by the terms of those certain Award Agreements between the Company and Employee dated August 3, 2005 and December 31, 2005, respectively (the “Prior Award Agreements”). All references in the Prior Award Agreements to the “Employment Agreement” shall mean the Prior Agreement.
     (d) Participation in Benefit Plans. During the Term, Employee shall be entitled to participate in all employee benefit plans and programs (including but not limited to paid time off policies, retirement and profit sharing plans, health insurance, etc.) provided by the Company under which the Employee is eligible in accordance with the terms of such plans and programs. The Company reserves the right to amend, modify or terminate in their entirety any of such programs and plans. The Company shall pay that portion of the reasonable and customary costs of an annual executive physical at the Mayo Clinic or other mutually agreeable medical facility certified by the American Medical Association which is not paid by the Employee’s health insurance coverage (whether provided by the Company or Employee’s spouse’s employer). Employee shall promptly advise the Chairman or a designated member of the Board with any medical conditions identified in such physical that might adversely affect the performance of his duties hereunder.
     (e) Out-of-Pocket Expenses. The Company shall promptly pay the ordinary, necessary and reasonable expenses incurred by the Employee in the performance of the Employee’s duties hereunder (or if such expenses are paid directly by the Employee shall promptly reimburse him for such payment), consistent with the reimbursement policies adopted by the Company from time to time and subject to the prior written approval by the Chairman.
     (f) Withholding of Taxes; Income Tax Treatment. If, upon the payment of any compensation or benefit to the Employee under this Employment Agreement (including, without limitation, in connection with the award of any Awarded Shares or payment of any bonus or benefit), the Company determines in its discretion that it is required to withhold or provide for the payment in any manner of taxes, including but not limited to, federal income or social security taxes, state income taxes or local income taxes, the Employee agrees that the Company may satisfy such requirement by:
     (i) withholding an amount necessary to satisfy such withholding requirement from the Employee’s compensation or benefit; or
     (ii) conditioning the payment or transfer of such compensation or benefit upon the Employee’s payment to the Company of an amount sufficient to satisfy such withholding requirement.
The Employee agrees that he will treat all of the amounts payable pursuant to this Employment Agreement as compensation for income tax purposes.
4. Termination. The Employee’s employment hereunder may be terminated under this Employment Agreement as follows, subject to the Employee’s rights pursuant to Section 5 hereof:
     (a) Death. The Employee’s employment hereunder shall terminate upon his death.
     (b) Disability. The Employee’s employment shall terminate hereunder at the earlier of (i) immediately upon the Company’s determination (conveyed by a Notice of Termination (as defined in paragraph (f) of this Section 4)) that the Employee is permanently disabled, and (ii) the Employee’s absence from his duties hereunder for 180 days. “Permanent disability” for purposes of this Employment Agreement shall mean the onset of a physical or mental disability which prevents the Employee from performing the essential functions of the Employee’s duties hereunder, which is expected to continue for 180 days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended.

     (c) Cause. The Company may terminate the Employee’s employment hereunder for Cause. For purposes of this Employment Agreement, the Company shall have “Cause” to terminate the Employee’s employment because of the Employee’s breach of fiduciary duty involving personal profit, repeated and gross neglect of or failure to perform his material duties under this Employment Agreement, or conviction of, or plea of nolo contendere to, any law, rule or regulation (other than traffic violations or similar offenses).
     (d) Without Cause. The Company may terminate the Employee’s employment under this Employment Agreement at any time without Cause (as defined in paragraph (c) of this Section 4) by delivery of a Notice of Termination specifying a date of termination at least thirty (30) days following delivery of such notice.
     (e) Voluntary Termination. By not less than thirty (30) days prior written notice to the Chairman, Employee may voluntarily terminate his employment hereunder.
     (f) Notice of Termination. Any termination of the Employee’s employment by the Company during the Term pursuant to paragraphs (b), (c) or (d) of this Section 4 shall be communicated by a Notice of Termination from the Company to the Employee. Any termination of the Employee’s employment by the Employee during the Term pursuant to paragraph (e) of this Section 4 shall be communicated by a Notice of Termination from Employee to the Company. For purposes of this Employment Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and in the case of any termination for Cause shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment.
     (g) Date of Termination. The “Date of Termination” shall, for purposes of this Employment Agreement, mean: (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) if the Employee’s employment is terminated on account of disability pursuant to Section 4(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not, during such 30-day period, have returned to the performance of his duties on a full-time basis), (iii) if the Employee’s employment is terminated by the Company for Cause pursuant to Section 4(c) above, the date specified in the Notice of Termination, (iv) if the Employee’s employment is terminated by the Company without Cause, pursuant to Section 4(d) above, the date specified in the Notice of Termination, (v) if the Employee’s employment is terminated voluntarily pursuant to Section 4(e) above, the date specified in the Notice of Termination, and (vi) if the Employee’s employment is terminated by reason of an election by either party not to extend the Term, the last day of the then effective Term.

5. Compensation upon Termination or During Disability; Change of Control.
     (a) Death. If the Employee’s employment shall be terminated by reason of his death during the Term, the Employee shall continue to receive installments of his then current Base Salary until the date of his death and shall receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the date of his death and a pro-rated Incentive Bonus for the current calendar year for the period ending on the date of his death.
     (b) Disability. If the Employee’s employment shall be terminated by reason of his disability during the Term, the Employee shall continue to receive installments of his then current Base Salary while actively at work and until the earlier of (i) the date of termination in accordance with Section 4(b) of this Employment Agreement or (ii) the date that short or long-term disability payments to the Employee commence under any plan or program then provided and funded by the Company. If the Employee’s installments of Base Salary cease by reason of clause (ii) of the preceding sentence but the benefits payable under any such disability plan or program do not provide 100% replacement of the Employee’s installments of Base Salary during such period, the Employee shall be paid at regular payroll intervals until the provisions of clause (i) of the preceding sentence becomes effective, an amount equal to the difference between the periodic installments of his then current Base Salary that would have otherwise been payable and the disability benefit paid from such disability plan or program. In the event of any such termination, the Employee shall also receive any earned but unpaid Incentive Bonus for any calendar year prior to the Date of Termination and a pro-rated Incentive Bonus for the current calendar year for the period ending on the Date of Termination. Upon termination due to death prior to a termination as specified in the preceding provisions of this paragraph (b), the payment provisions of this paragraph (b) shall no longer apply and Section 5(a) above shall apply.
     (c) Cause. If the Employee’s employment shall be terminated for Cause, the Employee shall continue to receive installments of his then current Base Salary only through the Date of Termination and the Employee shall not be entitled to receive any Incentive Bonus (other than any earned but unpaid Incentive Bonus for any prior calendar year), and shall not be eligible for any severance payment of any nature.
     (d) Without Cause. If the Employee’s employment is terminated without Cause and paragraph (h) of this Section 5 shall not be applicable, the Employee shall receive an amount equal to twice his then current Base Salary which amount shall be payable in equal monthly installments during the period commencing with the Date of Termination and ending on March 15 of the calendar year immediately following the Date of Termination. The Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination and a pro-rated Incentive Bonus for the current calendar year for the period ending on the Date of Termination.

     (e) Expiration of Term. If the Employee’s employment shall be terminated by reason of expiration of the Term by reason of Employee’s election not to extend the Term, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and shall also be entitled to receive any earned but unpaid Incentive Bonus for the last calendar year of the Term. If the Employee’s employment shall be terminated by reason of expiration of the Term by reason of the Company’s election not to extend the Term, the Employee shall receive an amount equal to twice his then current Base Salary which amount shall be payable in equal monthly installments during the period commencing with the Date of Termination and ending on March 15 of the calendar year immediately following the Date of Termination and shall also be entitled to receive any earned but unpaid Incentive Bonus for last calendar year of the Term.
     (f) Voluntary Termination for Good Reason. If the Employee shall voluntarily terminate his employment hereunder for Good Reason (as defined below), the Employee shall receive an amount equal to twice his then current Base Salary which amount shall be payable in equal monthly installments during the period commencing with the Date of Termination and ending on March 15 of the calendar year immediately following the Date of Termination. The Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination and a pro-rated Incentive Bonus for the current calendar year for the period ending on the Date of Termination. “Good Reason” means: (A) the assignment to Employee of any duties inconsistent with his status as President and Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more other persons, in all such cases without the prior written consent of Employee, which assignment, alteration or transfer is not rescinded within such 30-day period after such written notice; (B) the failure by the Company to pay or provide to Employee, within thirty (30) days of a written demand for the same, any amount of compensation or any benefit which is due, owing and payable pursuant to the terms hereof or of any applicable plan, program, arrangement or policy and which is then unpaid; (C) a requirement, without Employee’s consent, to move Employee’s principal office location more than twenty-five (25) miles from the location of the Company’s executive offices as of the Execution Date; or (D) the breach in any material respect by the Company of any of its other obligations or agreements set forth herein, and the failure by the Company to cure such breach within thirty (30) days after written notice thereof from Employee. The occurrence of a Change of Control shall not, by itself, constitute Good Reason hereunder.
     (g) Voluntary Termination Other Than for Good Reason. If the Employee shall voluntarily terminate his employment hereunder for other than Good Reason, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and the Employee shall not be entitled to receive any then unpaid Incentive Bonus (other than any earned but unpaid Incentive Bonus for any calendar year ending prior to the date Employee gives Notice of Termination), and shall not be entitled to any severance payment of any nature.

     (h) Change of Control. If a Change of Control (as defined in Section 3(c)(iv) hereof) has occurred with respect to the Company and within two (2) years after the occurrence of such Change of Control, either —
     (i) the Employee’s employment shall be terminated by the Company without Cause, or
     (ii) the Employee shall terminate his employment for Good Reason, then
Employee shall be entitled to receive a lump sum payment equal to the greater of (x) the unpaid amount of Employee’s Base Salary for the balance of the then effective Term and (y) the Employee’s then current Base Salary multiplied by three (3). The Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination and a pro-rated Incentive Bonus for the current calendar year for the period ending on the Date of Termination.
     (i) No Further Obligations after Payment. After all payments, if any, have been made to the Employee pursuant to the applicable provisions of paragraphs (a) through (h) of this Section 5, the Company shall have no further obligations to the Employee under this Employment Agreement other than the provision of any employee benefit plan required to be continued under applicable law or by its terms.
6. Duties Upon Termination. Upon the termination of Employee’s employment hereunder for any reason whatsoever (including but not limited to the failure of the parties hereto to agree to the extension of this Employment Agreement pursuant to Section 1 hereof), Employee shall promptly (a) comply with his obligation to deliver an executed exit interview document as provided in accordance with Company policy, and (b) return to the Company any property of the Company or its subsidiaries then in Employee’s possession or control, including without limitation, any Confidential Information (as defined in Section 7(d)(iii) hereof) and whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans, documents or other records, and any manuals, drawings, tape recordings, computer programs, discs, and any other physical representations of any other information relating to the Company, its subsidiaries or affiliates or to the Business (as defined in Section 7(d)(iv) hereof) of the Company. Employee hereby acknowledges that any and all of such documents, items, physical representations and information are and shall remain at all times the exclusive property of the Company.
7. Restrictive Covenants.
     (a) Acknowledgments. Employee acknowledges that (i) his services hereunder are of a special, unique and extraordinary character and that his position with the Company places him in a position of confidence and trust with the operations of the Company, its subsidiaries and affiliates (collectively, the “Res-Care Companies”) and allows him access to Confidential Information, (ii) the Company has provided Employee with a unique opportunity as President and Chief Executive Officer of the Company, (iii) the nature and periods of the restrictions imposed by the covenants contained in this Section 7 are fair, reasonable and necessary to protect and preserve for the Company the benefits of Employee’s employment hereunder, (iv) the Res-Care Companies would sustain great and irreparable loss and damage if Employee were to breach any of such covenants, (v) the Res-Care Companies conduct and are aggressively pursuing the conduct of their business actively in and throughout the entire Territory (as defined in paragraph (d)(ii) of this Section 7), and (vi) the Territory is reasonably sized because the current Business of the Res-Care Companies is conducted throughout such geographical area, the Res-Care Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Res-Care Companies require the entire Territory for profitable operations.
     (b) Confidentiality and Non-disparagement Covenants. Having acknowledged the foregoing, Employee covenants that without limitation as to time, (i) commencing on the Commencement Date, he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other Person (as defined in paragraph (d)(v) of this Section 7), except as may be necessary in the performance of his duties hereunder, any Confidential Information, and (ii) commencing on the Date of Termination, he will not disparage or comment negatively about any of the Res-Care Companies, or their respective officers, directors, employees, policies or practices, and he will not discourage anyone from doing business with any of the Res-Care Companies and will not encourage anyone to withdraw their employment with any of the Res-Care Companies.
     (c) Covenants. Having acknowledged the statements in Section 7(a) hereof, Employee covenants and agrees with the Res-Care Companies that he will not, directly or indirectly, from the Commencement Date until the Date of Termination, and for a period of twenty-four (24) months thereafter, directly or indirectly (i) offer employment to, hire, solicit, divert or appropriate to himself or any other Person, any business or services (similar in nature to the Business) of any Person who was an employee or an agent of any of the Res-Care Companies at any time during the last twelve (12) months of Employee’s employment hereunder; or (ii) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in the Business of the Res-Care Companies within the Territory. The Employee further agrees that from the Commencement Date until the Date of Termination, he will not undertake any planning for or organization of any business activity that would be competitive with the Business. Notwithstanding the foregoing, Employee agrees that if this Employment Agreement shall be terminated by reason of expiration of the Term (irrespective of which party elected not to extend the Term), the covenants in this paragraph (c) shall survive the expiration thereof until twenty-four (24) months after the last day of employment of Employee by any Res-Care Company.
     (d) Definitions. For purposes of this Employment Agreement:

     (i) For purposes of this Section 7, “termination of Employee’s employment” shall include any termination pursuant to paragraphs (b), (c) and (d) of Section 4 hereof, the termination of such Employee’s employment by reason of the failure of the parties hereto to agree to the extension of this Agreement pursuant to Section 1 hereof or the voluntary termination of Employee’s employment hereunder.
     (ii) The “Territory” shall mean the forty-eight (48) contiguous states of the United States, the United States Virgin Islands, Puerto Rico and all of the Provinces of Canada.
     (iii) “Confidential Information” shall mean any business information relating to the Res-Care Companies or to the Business (whether or not constituting a trade secret), which has been or is treated by any of the Res-Care Companies as proprietary and confidential and which is not generally known or ascertainable through proper means. Without limiting the generality of the foregoing, so long as such information is not generally known or ascertainable by proper means and is treated by the Res-Care Companies as proprietary and confidential, Confidential Information shall include the following information regarding any of the Res-Care Companies:
(1)	any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how” or trade secrets;

(2)	customer lists and information relating to (i) any client of any of the Res-Care Companies or (ii) any client of the operations of any other Person for which operations any of the Res-Care Companies provides management services;

(3)	supplier lists, pricing policies, consulting contracts and competitive bid information;

(4)	records, compliance and/or operational methods and Company policies and procedures, including manuals and forms;

(5)	marketing data, plans and strategies;

(6)	business acquisition, development, expansion or capital investment plan or activities;

(7)	software and any other confidential technical programs;

(8)	personnel information, employee payroll and benefits data;

(9)	accounts receivable and accounts payable;

(10)	other financial information, including financial statements, budgets, projections, earnings and any unpublished financial information; and

(11)	correspondence and communications with outside parties.
     (iv) The “Business” of the Res-Care Companies shall mean the business of providing training or job placement services as provided in the Company’s Division for Training Services, youth treatment or services, home care or periodic services to the elderly, services to persons with mental retardation and other developmental disabilities, including but not limited to persons who have been dually diagnosed, services to persons with acquired brain injuries, or providing management and/or consulting services to third parties relating to any of the foregoing.
     (v) The term “Person” shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.
     (e) Injunctive Relief, Invalidity of any Provision. Employee acknowledges that his breach of any covenant contained in this Section 7 will result in irreparable injury to the Res-Care Companies and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, Employee agrees and consents that each of the Res-Care Companies in addition to all other remedies available to them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Employee of any covenant contained in this Section 7. If any provision of this Section 7 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.
     (f) Advice to Future Employers. If Employee, in the future, seeks or is offered employment by any other Person, he shall provide a copy of this Section 7 to the prospective employer prior to accepting employment with that prospective employer.
8. Entire Agreement; Modification; Waiver. This Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including but not limited to the Prior Agreement. Notwithstanding the foregoing, the termination of the Prior Agreement shall not affect Employee’s rights to any vesting of any restricted shares previously awarded to Employee. No supplement, modification, or amendment of this Employment Agreement shall be binding unless executed in writing by all parties hereto (other than as provided in the next to last sentence of Section 7(e) hereof). No waiver of any of the provisions of this Employment Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
9. Successors and Assigns; Assignment. This Employment Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Employment Agreement is intended to be personal to the Employee and the rights and obligations of the Employee hereunder may not be assigned or transferred by him.
10. Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Employment Agreement, or any other agreement executed in connection therewith, shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the following addresses (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section):
To the Company:
Res-Care, Inc.
10140 Linn Station Road
Louisville, Kentucky 40223
Attn: Ronald G. Geary,
          Chairman
To the Employee:
Ralph G. Gronefeld, Jr.
4106 Willow Reed Place
Louisville, Kentucky 40299
11. Execution in Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
12. Further Assurances. The parties each hereby agree to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by them in this Employment Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Employment Agreement.
13. Severability of Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

14. Governing Law; Jurisdiction; Venue. This Employment Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky. The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this Employment Agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Company.
15. Tense; Captions. In construing this Employment Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Employment Agreement shall be ignored.
16. Survival. The provisions of Sections 5, 6 and 7 hereof shall survive the termination, for any reason, of this Employment Agreement, in accordance with their terms.
[Remainder of page intentionally blank — signatures begin on next page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the dates set forth below.

RES-CARE, INC.
Date: 9/27/06	By:	/S/ Robert E. Hallagan
Robert Hallagan
Chairman, Executive Compensation Committee, Board of Directors

Date: 9/27/06	/S/ Ralph G. Gronefeld, Jr.
Ralph G. Gronefeld, Jr.